Exhibit 10.9
First Amendment
to the
2005 Special Equity Grant Award Agreement
Between
Wright Express Corporation and Michael E. Dubyak
     WHEREAS, Wright Express Corporation, a Delaware Corporation (the “Company”) and Michael E. Dubyak (“Grantee”) entered into an Award Agreement (“Agreement”), effective as of October 28, 2005, pursuant to the terms and conditions of the Wright Express Corporation 2005 Special Equity Grant (the “Grant”) under the Wright Express Corporation’s 2005 Equity and Incentive Plan (the “Plan”); and
     WHEREAS, the Company and Grantee wish to clarify that certain amounts payable shall be paid in accordance with the short-term deferral rule under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations published in the Federal Register Tuesday, April 17, 2007.
     NOW, THEREFORE, the Company and Grantee agree to amend Paragraphs 2 and 8 of the Agreement to read as follows:
     2. Award. Concurrently with the execution of this Agreement, subject to the terms and conditions set forth in the Plan and this Agreement, the Company hereby grants the award of Restricted Stock Units indicated above to the Grantee. Upon the vesting of the Award, as described in Section 3 below, the Company shall deliver for each Restricted Stock Unit that becomes vested, one (1) share of Company Stock; provided, however, that the Grantee shall be required to remit to the Company at the time of delivery of the Company Stock the amount that the Company determines necessary to pay applicable withholding taxes as and to the extent provided in Paragraph 8 below; and further provided that with respect to the Restricted Stock Units that vest on October 28, 2007, the shares of Company Stock shall be delivered in January of 2008 (except to the extent such shares are retained as provided in Paragraph 8 below).
     8. Tax Obligations. As a condition to the granting of the Award and the vesting thereof, the Grantee acknowledges and agrees that he/she is responsible for the payment of income and employment taxes (and any other taxes required to be withheld) payable in connection with the vesting of the Award or delivery of the Company Stock. Accordingly, the Grantee agrees to remit to the Company or any applicable subsidiary an amount sufficient to pay such taxes. Such payment shall be made to the Company or the applicable subsidiary of the Company in a form that is reasonably acceptable to the Company, as the Company may determine in its sole discretion. Notwithstanding the foregoing, the Company may retain and withhold at the time of vesting and, if taxes are owed, at the time of delivery that number of shares of Company Stock having a fair market value equal to the taxes owed at such time by the Grantee, which retained shares shall fund the payment of such taxes by the Company on behalf of the Grantee.

     IN WITNESS WHEREOF, this Amendment is effective as of November 2, 2007.

Grantee	Wright Express Corporation

/s/ Michael E. Dubyak	By:	/s/ Robert Cornett

Michael E. Dubyak		Its Senior Vice President, Human Resources